Exhibit 99.1

CONTACTS:

Investors

InvestorRelations@mercantilcb.com

(305) 460-8728

Media

media@mercantilcb.com

(305) 441-8414

For Release: 8:30 A.M., October 24, 2018

Mercantil Bank Holding Corporation Adopts New Brand

Businesses to Operate as AMERANT

Coral Gables, Florida – October 24, 2018 – Mercantil Bank Holding Corporation (NASDAQ: AMTB and AMTBB) (the “Company”) has announced a new brand identity for its businesses, cementing another step in its long-term vision for exceptional customer service and profitable growth as an independent organization in its South Florida, Greater Houston, and New York City markets. The Company’s principal subsidiaries have adopted the following name and logo:

“We are fully focused on the needs of today’s customers and wanted our brand to be a powerful word that is easy to pronounce and remember, said Millar Wilson, CEO. “Our new name reflects our heritage and experience, while strengthening our commitment to serving our markets and our valued domestic and international customers with an innovative and comprehensive range of financial services.”

Amerant’s identity is strong, yet approachable. It represents the human side of the brand and the Bank’s focus on its various stakeholders. With this new brand, the organization wants to be as close as possible to its customers, with personal service tailored to their needs and preferences. This fresh identity demonstrates the forward thinking that will propel the Company to greater distinction.

The Company will use the Amerant brand and will officially change its corporate name at its annual shareholders’ meeting in 2019. The Amerant brand will be used throughout the Company and will be implemented over the coming months in communications, products, signs and services.

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida. Amerant Bank operates 22 banking centers – 15 in South Florida and 7 in the Houston, Texas area, as well as a commercial real estate loan production office in New York City. The Company’s Class A common stock and Class B common stock formerly traded under the symbols “MBNAA” and “MBNAB,” respectively.